Sheila G. Corvino
                                Attorney at Law
                              811 Dorset West Road
                              Dorset, Vermont 05251
                                 (802) 867-0112
                               Fax: (802) 867-2468


                                         September 20, 2000

Securities and Exchange Commission
Washington, D.C. 20549

                                   Re: Blue Thunder Corp.


To Whom It May Concern:

     Blue Thunder Corp.(the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of two million (2,000,000) units, ("Units") each Unit consisting of one share of common stock ("Share") and three redeemable common stock purchase warrants ("Warrant") at a price per unit of $0.02, for sale in the Company's proposed public offering.

     I have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Units (each consisting of one Share and three Warrants), and Shares underlying the Warrants are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     All of the 2,000,000 Shares contained in the Units and 6,000,000 Shares underlying the Warrants which are being registered are now authorized but unissued Shares. The Warrants which are part of the Units have been authorized by the board of directors of the Company.

     I am admitted to the Bar of the State of New York. I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     Based upon the foregoing, I am of the opinion that the 2,000,000 Shares, being registered for sale by the Company as part of the Units when issued and sold pursuant to this Registration Statement and the 6,000,000 Shares underlying the Warrants which are likewise part of the Units, when exercised, will be legally issued, fully paid and non-assessable and there will be no personal liability to investors and holders of the Warrants who exercise them.


                                     /s/Sheila G. Corvino
                                     ---------------------
                                      Sheila G. Corvino